Kirkpatrick & Lockhart LLP	1800 Massachusetts Avenue, NW Suite 200 Washington, DC 20036-1221 202.778.9000 202.778.9100 fax www.kl.com

December 11, 2003

The Dreyfus/Laurel Funds Trust
200 Park Avenue
New York, NY 10166

Ladies and Gentlemen:

          We have acted as counsel to The Dreyfus/Laurel Funds Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form N-14 (the “Registration Statement”), registering the Class A, Class B, Class C and Class R shares of beneficial interest of Dreyfus Premier Limited Term High Yield Fund, a series of the Trust (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization to be entered into by the Trust, on behalf of the Acquiring Fund, and The Bear Stearns Funds, on behalf of High Yield Total Return Portfolio, a series of The Bear Stearns Funds (the “Target”), under the Securities Act of 1933, as amended (the “1933 Act”). The Plan provides for the transfer of the Target’s assets to the Acquiring Fund in exchange solely for a number of Shares determined in the manner specified in the Plan and the assumption by the Acquiring Fund of the stated liabilities of the Target and the distribution of the Shares to shareholders of the Target.

          You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the form of the Registration Statement and the form of the Plan that we understand is included as an exhibit to the Registration Statement, the Trust’s Declaration of Trust, as amended, and Bylaws, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

          Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

          Based upon and subject to the fore going, we are of the opinion that:

           1.      The Shares to be issued pursuant to the Plan have been duly authorized for issuance by the Trust; and

           2.      When such Shares have issued and the consideration for such Shares has been paid in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable. In this regard, however, we note that the Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.

          This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/Kirkpatrick & Lockhart LLP